THIRD AMENDMENT TO VOTING TRUST AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of September, 1999, by and between Richard F. Schaden and Richard E. Schaden ("Shareholders"), as shareholders of The Quizno's Corporation (the "Corporation"), and as joint Trustees under the Voting Trust Agreement (the "Trustees").

                              W I T N E S S E T H:

     WHEREAS, the Shareholders and the Trustees are parties to a Voting Trust Agreement dated July 14, 1994, as amended from time to time (the "Voting Trust"); and

     WHEREAS, pursuant to the terms of the Voting Trust, the Shareholders deposited, with the Trustees, an aggregate of 1,552,800 shares of the Corporation's Common Stock; and

     WHEREAS, pursuant to the terms of the Voting Trust, the Shareholders deposited an additional 9,200 shares of the Corporation's Common Stock and 146,000 shares of the Corporation's Class A Cumulative Convertible Preferred Stock with the Trustees on November 4, 1994; and

     WHEREAS, the Shareholders on September 5, 1996 withdrew 8,666 shares of the Corporation's Common Stock from the Voting Trust to make a gift of such shares; and

     WHEREAS, the Shareholders on January 20, 1998 withdrew 6,000 shares of the Corporation's Common Stock from the Voting Trust to make gifts of such shares; and

     WHEREAS, the Trustees have consented to each such withdrawal.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1. Section 5 of the Voting Trust is hereby amended, to add the following sentence to such Section: "From time to time the Trustees may issue Restated Trust Certificates in the form included in this Section with such changes and modifications as may be necessary to reflect gifts, sales or other dispositions of the shares deposited hereunder, or consolidations or splitting up of outstanding stock certificates and to void all prior Trust Certificates issued pursuant to the terms hereof."

     2. The number of shares of stock subject to the Voting Trust listed adjacent to the signatures of the Shareholders on page 5, as amended from time to time, of the Voting Trust is hereby deleted and the following substituted therefore:



                                   NUMBER OF SHARES OF CORPORATION
SHAREHOLDERS                      SUBJECT TO VOTING TRUST AGREEMENT
------------                      ---------------------------------
                                  Common Stock        Class A Stock
                                  ------------        -------------

Richard F. Schaden                 773,667                73,000
Richard E. Schaden                 773,667                73,000




     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                          ----------------------
                                          RICHARD F. SCHADEN,
                                          SHAREHOLDER AND TRUSTEE



                                          ----------------------
                                          RICHARD E. SCHADEN,
                                          SHAREHOLDER AND TRUSTEE